PRIVATE AND CONFIDENTIAL

June 19, 2024

Amanda Mobley

Dear Amanda:

RE: Retention Agreement

Our plan to grow and transform Shimmick continues, and we have identified you as a key player in driving our company's growth and success. Your skills, expertise, and commitment have not gone unnoticed, and we want to ensure that you continue to grow with us. As a token of our appreciation and to encourage your continued excellence, we are offering you a retention package. This retention has the following components:

•
Promoted to the interim Chief Financial Officer position, effective immediately. This is a full-time position reporting to the Chief Executive Officer with a base salary of $250,001.44.
•
Cash retention award bonus of $75,000.00. This bonus will vest on Friday, June 20, 2025, and will be paid to you in a lump sum, no later than thirty (30) days after the vesting date.
•
You will participate in the 2024 Annual Incentive Program (AIP) with a target incentive of 50% of your base annual salary. The annual incentive is based on performance goals established each year. The AIP is based on calendar year performance and is typically paid following the completion of the calendar year. To be eligible to receive an AIP bonus, you must remain employed by the Company through the payment date. The AIP is subject to the terms and conditions of the Company's Short Term Incentive Compensation Plan and is typically reviewed and modified annually.
•
You are being awarded 50,000 Restricted Share Units (RSU) which will fully vest on August 10, 2026.

The terms and conditions of this bonus are described in the Retention Agreement (this “Agreement”).

To receive the bonus payment, you must remain actively employed and in good standing (i.e., in compliance with all applicable Shimmick company policies and procedures, including but not limited to the Shimmick Employee Handbook and Code of Conduct). If your employment is terminated for any reason other than completion of assignment, you will not be eligible to receive any portion of the Retention Bonus.

The Retention Bonus will be subject to usual tax, withholdings, and other legally required deductions. The Retention Bonus will not be considered compensation for purposes for any benefit or payment under any pension, savings, severance, bonus, incentive, insurance or any other compensation or benefit plan, program, policy or agreement sponsored or maintained by the Company or any affiliated or related entity. This Agreement supersedes any prior verbal or written agreement related to the Retention Bonus.

You acknowledge that you have no outstanding claim against Shimmick relating to your employment, whether arising under contract, structure or otherwise, to include, without limitation, any payment under any bonus or incentive agreement. You agree that you have not and will not discuss or otherwise reveal to anyone (other than your spouse or domestic partner or your legal or financial advisor and only subject to their express agreement to treat this Agreement and associated discussions strictly confidential) the existence or terms of this Agreement, including any related discussions with any authorized Company representative. You further agree that if any provision of the Agreement is found to be invalid by any court competent jurisdiction, such invalidity shall not affect its remaining provisions and that the laws of the province or state in which you are employed shall govern interpretation and enforcement of the Agreement.

I am looking forward to our continued partnership to deliver on key business commitments and drive company growth. As a key employee of Shimmick, we want to compensate you for your efforts and let you know that we appreciate the important role you play in our success.

If you agree with the above, please sign and date a copy of this Agreement and return a scanned copy via email to Michael Elfering.

Thank you, again, for your ongoing contributions to Shimmick.

Sincerely,

Steven E. Richards
Chief Executive Officer